HomeTrust Bancshares, Inc. Reports Financial Results For The First Quarter Of Fiscal 2020

ASHEVILLE, N.C., October 29, 2019 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income increased 13.0% to $8.8 million for the first quarter of fiscal 2020, compared to $7.8 million for the same period a year ago. For the same periods, diluted earning per share increased 19.5% to $0.49 from $0.41 per diluted share.
Highlights for the quarter ended September 30, 2019 compared to the corresponding quarter in the previous year are as follows:

•	return on assets increased 5.3% to 0.99% from 0.94%;

•	return on equity increased 13.5% to 8.57% from 7.55%;

•	net interest income increased $801,000, or 3.0% to $27.1 million from $26.3 million;

•	noninterest income increased $2.0 million, or 36.5% to $7.7 million from $5.6 million;

•
organic net loan growth, which excludes one-to-four family loans transferred to held for sale and purchases of home equity lines of credit, was $73.0 million, or 11.3% annualized compared to $76.8 million, or 13.0% annualized;

•	total deposits increased $169.9 million, or 7.2% to $2.5 billion from $2.3 billion;

•	189,160 shares were repurchased during the quarter at an average price of $25.38 per share; and

•	quarterly cash dividends continued at $0.06 per share totaling $1.0 million.
“Fiscal 2020 is off to a strong start as accelerated revenues across all business product lines led to record net income for the quarter. Our newer lines of business of SBA loans and equipment finance increased noninterest income $672,000 while our legacy mortgage banking line of business had gains from the sale of mortgage loans totaling $1.3 million, a $499,000, or 65% increase over the same quarter in the prior year," said Dana Stonestreet, Chairman, President, and Chief Executive Officer. "We have continued the methodical execution of our plan to layer in outstanding markets, complimentary lines of business and seasoned revenue producers in all lines of business. The cumulative impact of this strategy continues to increase revenue, earnings and shareholder value."
Income Statement Review
Net interest income increased to $27.1 million for the quarter ended September 30, 2019, compared to $26.3 million for the comparative quarter in fiscal 2019. The $801,000, or 3.0% increase was due to a $4.0 million increase in interest and dividend income primarily driven by an increase in average interest-earning assets, which was partially offset by a $3.2 million increase in interest expense. Average interest-earning assets increased $221.2 million, or 7.2% to $3.3 billion for the quarter ended September 30, 2019 compared to $3.1 billion for the corresponding quarter in fiscal 2019. For the quarter ended September 30, 2019, the average balance of total loans receivable increased $191.7 million, or 6.2% compared to the same quarter last year primarily due to organic loan growth. The average balance of commercial paper and deposits in other banks increased $41.9 million, or 13.0% between the periods driven by increases in commercial paper investments. The average balance in other interest-earning assets increased $3.2 million, or 7.5% as a result of additional Small Business Investment Company ("SBIC") investments and the required purchase of additional shares of Federal Home Loan Bank ("FHLB") stock as our FHLB borrowings have increased. These increases were mainly funded by the decrease of $15.5 million, or 10.1% in average securities available for sale, and an increase in average interest-bearing liabilities, primarily deposits, of $239.4 million, or 9.5% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2019 decreased to 3.32% from 3.45% for the same period a year ago.
Total interest and dividend income increased $4.0 million, or 12.3% for the three months ended September 30, 2019 as compared to the same period last year, which was primarily driven by a $3.5 million, or 12.3% increase in loan interest income and a $396,000, or 21.3% increase in interest income from commercial paper and interest-bearing deposits in other banks. The additional loan interest income was driven by increases in both the average balance of loans receivable and loan yields compared to the prior year quarter. Average loan yields increased 20 basis points to 4.74% for the quarter ended September 30, 2019 from 4.54% in the corresponding quarter last year. For each of the quarters ended September 30, 2019 and 2018, average loan yields included six basis points from the accretion of purchase discounts on acquired loans. The incremental accretion and the impact to the yield on loans may change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchase discount for acquired loans decreases. The total purchase discount for acquired loans was $6.3 million at September 30, 2019, compared to $6.7 million at June 30, 2019, and $8.5 million at September 30, 2018.
Total interest expense increased $3.2 million, or 52.7% for the quarter ended September 30, 2019 compared to the same period last year. The increase was driven by a $3.1 million, or 112.8% increase in deposit interest expense. The additional deposit interest expense was a result of our continued focus on increasing deposits as the average balance of interest-bearing deposits increased $201.8 million, or 10.8% along with a 54 basis point increase in the average cost of interest-bearing deposits for the quarter ended September 30, 2019 compared to the same quarter last year. Average borrowings for the quarter ended September 30, 2019 increased $37.6 million, or 5.8% and was offset by an eight basis point decrease in the average cost of borrowings compared to the same period last year. The overall average cost of funds increased 38 basis points to 1.33% for the current quarter compared to 0.95% in the same quarter last year due primarily to the impact of the deposit market interest rate increases on our interest-bearing liabilities.
Noninterest income increased $2.0 million, or 36.5% to $7.7 million for the three months ended September 30, 2019 from $5.6 million for the same period in the previous year. The leading factors of the increase included a $661,000, or 97.5% increase in other noninterest income primarily related to operating lease income from the new equipment finance line of business, a $499,000, or 64.6% increase in gains from the sale of mortgage loans, a $129,000, or 14.4% increase in gains from the sale of loans due to originations and sales of the guaranteed portion of U.S Small Business Administration (“SBA”) commercial loans, a $554,000, or 168.9% increase in loan income and fees primarily as a result of our adjustable rate conversion program and prepayment fees on equipment finance loans, and a $161,000, or 30.1% increase in BOLI income primarily from $134,000 of additional life insurance proceeds received for the three months ended September 30, 2019 compared to the same period last year.
Noninterest expense for the three months ended September 30, 2019 increased $1.7 million, or 7.5% to $23.5 million compared to $21.9 million for the three months ended September 30, 2018. The increase was primarily due to a $1.2 million, or 9.7% increase in salaries and employee benefits; a $510,000, or 19.5% increase in other expenses, mainly driven by depreciation from our equipment finance line of business; a $262,000, or 62.8% increase in marketing and advertising expense, which was used to promote deposit growth and other banking products; and a $175,000, or 9.5% increase in computer services. Partially offsetting these increases was a decrease of $304,000, or 100.0% in deposit insurance premiums as a result of credits issued by the Federal Deposit Insurance Corporation ("FDIC") and a $115,000, or 32.5% decrease in real estate owned ("REO") related expenses as a result of gain on sales for the three months ended September 30, 2019 compared to the same period last year.
For the three months ended September 30, 2019, the Company's income tax expense was $2.4 million compared to $2.2 million for the three months ended September 30, 2018. The increase in the Company’s federal income tax provision for the three months ended September 30, 2019 was due to an increase in taxable income. The effective tax rate for the three months ended September 30, 2019 and 2018 was 21.4% and 22.1%, respectively.
Balance Sheet Review
Total assets increased $179.1 million, or 5.2% to $3.7 billion at September 30, 2019 from $3.5 billion at June 30, 2019. Total liabilities increased $175.0 million, or 5.7% to $3.2 billion at September 30, 2019 from $3.1 billion at June 30, 2019. Deposit growth of $167.0 million, or 7.2% and a $5.0 million, or 0.7% increase in borrowings were used to fund the $74.7 million, or 2.7% net increase in total loans receivable including loans held for sale, the $43.9 million, or 36.1% increase in securities available for sale; the $12.9 million, or 5.3% increase in commercial paper as well as the $46.1 million, or 64.8% increase in cash and cash equivalents during the first three months of fiscal 2020. Loans held for sale increased with a corresponding decrease in total loans receivable as a result of approximately $256.8 million in one-to-four family loans being marketed for sale. This loan sale is expected to close in November 2019 and result in a gain. The Company is selling these lower rate one-to-four family loans to lower its loan to deposit ratio while increasing its net interest margin over time. Excluding these one-to-four family loans, loans held for sale increased $14.3 million as a result of SBA loans originations during the period.
As of July 1, 2019, the Company adopted the new lease accounting standard, which drove several changes on the balance sheet. Land totaling $2.1 million related to the Company's one finance lease (f/k/a capital lease) was reclassed from premises and equipment, net to other assets as a right of use ("ROU") asset and the corresponding liability was reclassed from a separate line on the balance sheet to other liabilities as a lease liability. The Company's operating leases led to approximately $5.1 million in ROU assets and corresponding lease liabilities, which are maintained in other assets and other liabilities, respectively.

Stockholders' equity at September 30, 2019 increased $4.2 million, or 1.0% to $413.1 million in comparison to $408.9 million at June 30, 2019. Changes within stockholders' equity included $8.8 million in net income, $781,000 in stock-based compensation, and a $227,000 increase in other comprehensive income representing an increase in unrealized gains on investment securities, net of tax, partially offset by 189,160 shares of common stock repurchased at an average cost of $25.38, or approximately $4.8 million in total, and $1.0 million related to cash dividends declared. As of September 30, 2019, HomeTrust Bank and the Company were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.
On October 16, 2019, the Company announced the authorization of a new stock repurchase program where up to 889,123 shares, or 5% of the Company’s common stock at that date are eligible to be repurchased.
Asset Quality
The allowance for loan losses was $21.3 million, or 0.85% of total loans, at September 30, 2019 compared to $21.4 million, or 0.79% of total loans, at June 30, 2019. The allowance for loan losses to total gross loans excluding acquired loans was 0.92% at September 30, 2019, compared to 0.85% at June 30, 2019. The increase in the ratio of allowance for loan losses to gross loans was driven by approximately $256.8 million of one-to-four family loans being transferred to loans held for sale from total loans. The allowance recovered on these transferred loans was offset by the need to increase allowances within our commercial real estate and equipment finance portfolios.
There was no provision for loan losses for the three months ended September 30, 2019 or 2018. Net loan charge-offs totaled $115,000 for the three months ended September 30, 2019, compared to $128,000 for the same period in fiscal 2019, respectively. Net charge-offs as a percentage of average loans remained stable at 0.02% for the three months ended September 30, 2019 and 2018.
Nonperforming assets increased by $177,000, or 1.3% to $13.5 million, or 0.37% of total assets, at September 30, 2019 compared to $13.3 million, or 0.40% of total assets at June 30, 2019. Nonperforming assets included $10.9 million in nonaccruing loans and $2.6 million in REO at September 30, 2019, compared to $10.4 million and $2.9 million, in nonaccruing loans and REO, respectively, at June 30, 2019. Included in nonperforming loans are $4.2 million of loans restructured from their original terms of which $664,000 were current at September 30, 2019, with respect to their modified payment terms. Purchased impaired loans aggregating $1.2 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.43% at September 30, 2019 and 0.38% at June 30, 2019.
The ratio of classified assets to total assets decreased to 0.84% at September 30, 2019 from 0.89% at June 30, 2019. Classified assets decreased to $30.7 million at September 30, 2019 compared to $30.9 million at June 30, 2019. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of September 30, 2019, the Company had assets of $3.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 42 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2019	June 30, 2019(1)	March 31, 2019	December 31, 2018	September 30, 2018
Assets
Cash	$52,082	$40,909	$40,633	$44,425	$39,872
Interest-bearing deposits	65,011	30,134	37,678	26,881	18,896
Cash and cash equivalents	117,093	71,043	78,311	71,306	58,768
Commercial paper	254,302	241,446	246,903	239,286	238,224
Certificates of deposit in other banks	50,117	52,005	56,209	51,936	58,384
Securities available for sale, at fair value	165,714	121,786	139,112	149,752	148,704
Other investments, at cost	45,900	45,378	51,122	44,858	43,996
Loans held for sale	289,319	18,175	14,745	13,095	10,773
Total loans, net of deferred loan fees	2,508,730	2,705,190	2,660,647	2,632,231	2,587,106
Allowance for loan losses	(21,314)	(21,429)	(24,416)	(21,419)	(20,932)
Net loans	2,487,416	2,683,761	2,636,231	2,610,812	2,566,174
Premises and equipment, net	58,509	61,051	60,559	66,610	62,681
Accrued interest receivable	10,434	10,533	10,885	10,372	10,252
Real estate owned ("REO")	2,582	2,929	3,003	2,955	3,286
Deferred income taxes	24,257	26,523	28,832	28,533	30,942
Bank owned life insurance ("BOLI")	90,499	90,254	89,663	89,156	88,581
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	2,088	2,499	2,948	3,436	3,963
Other assets	31,441	23,157	13,576	5,354	3,593
Total Assets	$3,655,309	$3,476,178	$3,457,737	$3,413,099	$3,353,959
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,494,194	$2,327,257	$2,308,395	$2,258,069	$2,203,044
Borrowings	685,000	680,000	680,000	688,000	675,000
Other liabilities	63,047	60,025	62,112	56,060	61,720
Total liabilities	3,242,241	3,067,282	3,050,507	3,002,129	2,939,764
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	178	180	183	185	190
Additional paid in capital	186,359	190,315	196,824	203,660	214,803
Retained earnings	232,315	224,545	217,490	215,289	208,365
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,744)	(6,877)	(7,009)	(7,142)	(7,274)
Accumulated other comprehensive income (loss)	960	733	(258)	(1,022)	(1,889)
Total stockholders' equity	413,068	408,896	407,230	410,970	414,195
Total Liabilities and Stockholders' Equity	$3,655,309	$3,476,178	$3,457,737	$3,413,099	$3,353,959
_________________________________

(1)	Derived from audited financial statements.

(2)
Shares of common stock issued and outstanding were 17,818,145 at September 30, 2019; 17,984,105 at June 30, 2019; 18,265,535 at March 31, 2019; 18,520,825 at December 31, 2018, and 18,939,280 at September 30, 2018.

Consolidated Statement of Income (Unaudited)

	Three Months Ended
	September 30,	June 30,	September
(Dollars in thousands)	2019	2019	2018
Interest and Dividend Income
Loans	$32,266	$31,861	$28,728
Commercial paper and interest-bearing deposits	2,253	2,172	1,857
Securities available for sale	896	861	856
Other investments	832	926	839
Total interest and dividend income	36,247	35,820	32,280
Interest Expense
Deposits	5,853	4,996	2,750
Borrowings	3,321	3,935	3,258
Total interest expense	9,174	8,931	6,008
Net Interest Income	27,073	26,889	26,272
Provision for Loan Losses	—	200	—
Net Interest Income after Provision for Loan Losses	27,073	26,689	26,272
Noninterest Income
Service charges and fees on deposit accounts	2,443	2,368	2,401
Loan income and fees	882	665	328
Gain on sale of loans held for sale	2,299	2,132	1,670
BOLI income	697	529	536
Other, net	1,339	1,152	678
Total noninterest income	7,660	6,846	5,613
Noninterest Expense
Salaries and employee benefits	13,912	13,286	12,685
Net occupancy expense	2,342	2,408	2,326
Marketing and advertising	679	634	417
Telephone, postage, and supplies	802	830	769
Deposit insurance premiums	—	467	304
Computer services	2,024	1,940	1,849
Loss (gain) on sale and impairment of REO	(19)	(61)	179
REO expense	258	326	175
Core deposit intangible amortization	411	449	565
Other	3,124	3,136	2,614
Total noninterest expense	23,533	23,415	21,883
Income Before Income Taxes	11,200	10,120	10,002
Income Tax Expense	2,396	2,107	2,212
Net Income	$8,804	$8,013	$7,790

Per Share Data

	Three months ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Net income per common share:(1)
Basic	$0.51	$0.45	$0.43
Diluted	$0.49	$0.44	$0.41
Average shares outstanding:
Basic	17,097,647	17,332,700	18,125,637
Diluted	17,753,657	17,984,958	18,880,476
Book value per share at end of period	$23.18	$22.74	$21.87
Tangible book value per share at end of period (2)	$21.65	$21.20	$20.35
Cash dividends declared per common share	$0.06	$0.06	$—
Total shares outstanding at end of period	17,818,145	17,984,105	18,939,280
__________________________________________________

(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliation tables below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.99%	0.92%	0.94%
Return on equity (ratio of net income to average equity)	8.57	7.87	7.55
Tax equivalent yield on earning assets(2)	4.43	4.49	4.23
Rate paid on interest-bearing liabilities	1.33	1.32	0.95
Tax equivalent average interest rate spread (2)	3.10	3.17	3.28
Tax equivalent net interest margin(2) (3)	3.32	3.38	3.45
Average interest-earning assets to average interest-bearing liabilities	119.41	119.16	121.97
Operating expense to average total assets	2.64	2.70	2.64
Efficiency ratio	67.75	69.41	68.63
Efficiency ratio - adjusted (4)	67.20	68.81	68.03
_____________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate, respectively since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest-earning assets.

(4)	See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Asset quality ratios:
Nonperforming assets to total assets(1)	0.37%	0.38%	0.41%	0.37%	0.40%
Nonperforming loans to total loans(1)	0.43	0.38	0.43	0.37	0.39
Total classified assets to total assets	0.84	0.89	1.00	0.97	0.93
Allowance for loan losses to nonperforming loans(1)	195.88	206.90	215.46	221.45	207.06
Allowance for loan losses to total loans	0.85	0.79	0.92	0.81	0.81
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.92	0.85	0.99	0.89	0.88
Net charge-offs (recoveries) to average loans (annualized)	0.02	0.47	0.38	(0.07)	0.02
Capital ratios:
Equity to total assets at end of period	11.30%	11.76%	11.78%	12.04%	12.35%
Tangible equity to total tangible assets(2)	10.63	11.06	11.06	11.31	11.59
Average equity to average assets	11.54	11.72	11.93	12.20	12.43
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2019, there were $4.2 million of restructured loans included in nonaccruing loans and $2.6 million, or 24.0% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended September 30,
	2019			2018
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,749,635	$32,551	4.74%	$2,557,970	$29,010	4.54%
Commercial paper and deposits in other banks	363,123	2,253	2.48%	321,217	1,856	2.31%
Securities available for sale	138,709	896	2.58%	154,249	856	2.22%
Other interest-earning assets(3)	45,710	832	7.28%	42,520	839	7.89%
Total interest-earning assets	3,297,177	36,532	4.43%	3,075,956	32,561	4.23%
Other assets	264,375			245,855
Total assets	$3,561,552			$3,321,811
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	441,524	319	0.29%	459,895	270	0.23%
Money market accounts	718,981	1,761	0.98%	677,329	957	0.57%
Savings accounts	172,393	52	0.12%	208,289	68	0.13%
Certificate accounts	744,956	3,721	2.00%	530,507	1,455	1.10%
Total interest-bearing deposits	2,077,854	5,853	1.13%	1,876,020	2,750	0.59%
Borrowings	683,413	3,321	1.94%	645,859	3,258	2.02%
Total interest-bearing liabilities	2,761,267	9,174	1.33%	2,521,879	6,008	0.95%
Noninterest-bearing deposits	326,105			323,781
Other liabilities	63,101			63,282
Total liabilities	3,150,473			2,908,942
Stockholders' equity	411,079			412,868
Total liabilities and stockholders' equity	$3,561,552			$3,321,811

Net earning assets	$535,910			$554,077
Average interest-earning assets to
average interest-bearing liabilities	119.41%			121.97%
Tax-equivalent:
Net interest income		$27,358			$26,553
Interest rate spread			3.10%			3.28%
Net interest margin(4)			3.32%			3.45%
Non-tax-equivalent:
Net interest income		$27,073			$26,272
Interest rate spread			3.07%			3.25%
Net interest margin(4)			3.28%			3.42%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $285 and $281 for the three months ended September 30, 2019 and 2018, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Retail consumer loans:
One-to-four family	$396,649	$660,591	$658,723	$661,374	$656,011
HELOCs - originated	141,129	131,095	133,203	135,430	135,512
HELOCs - purchased	104,324	116,972	128,832	138,571	150,733
Construction and land/lots	85,319	80,602	76,153	74,507	75,433
Indirect auto finance	147,808	153,448	162,127	170,516	173,305
Consumer	11,400	19,756	19,374	13,520	13,139
Total retail consumer loans	886,629	1,162,464	1,178,412	1,193,918	1,204,133
Commercial loans:
Commercial real estate	990,787	927,261	892,383	904,357	879,184
Construction and development	203,494	210,916	214,511	198,738	198,809
Commercial and industrial	158,706	160,471	154.47	143,201	150,362
Equipment finance	154,479	132,058	109.175	81,380	43,377
Municipal leases	114,382	112,016	112,067	111,135	111,951
Total commercial loans	1,621,848	1,542,722	1,482,607	1,438,812	1,383,683
Total loans	2,508,477	2,705,186	2,661,019	2,632,730	2,587,816
Deferred loan costs (fees), net	253	4	(372)	(499)	(710)
Total loans, net of deferred loan fees	2,508,730	2,705,190	2,660,647	2,632,231	2,587,106
Allowance for loan losses	(21,314)	(21,429)	(24,416)	(21,419)	(20,932)
Loans, net	$2,487,416	$2,683,761	$2,636,231	$2,610,812	$2,566,174
Deposits

(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Core deposits:
Noninterest-bearing accounts	$327,371	$294,322	$301,083	$300,031	$313,110
NOW accounts	449,623	452,295	477,637	474,080	462,694
Money market accounts	769,000	691,172	692,102	703,445	687,148
Savings accounts	169,872	177,278	192,754	192,954	203,372
Total core deposits	1,715,866	1,615,067	1,663,576	1,670,510	1,666,324
Certificates of deposit	778,328	712,190	644,819	587,559	536,720
Total deposits	$2,494,194	$2,327,257	$2,308,395	$2,258,069	$2,203,044

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30,	June 30,	September 30,
	2019	2019	2018
Noninterest expense	$23,533	$23,415	$21,883

Net interest income	$27,073	$26,889	$26,272
Plus noninterest income	7,660	6,846	5,613
Plus tax equivalent adjustment	285	295	281
Less gain on sale of premises and equipment	—	—	—
Net interest income plus noninterest income – as adjusted	$35,018	$34,030	$32,166
Efficiency ratio - adjusted	67.20%	68.81%	68.03%
Efficiency ratio	67.75%	69.41%	68.63%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Total stockholders' equity	$413,068	$408,896	$407,230	$410,970	$414,195
Less: goodwill, core deposit intangibles, net of taxes	27,246	27,562	27,908	28,284	28,690
Tangible book value (1)	$385,822	$381,334	$379,322	$382,686	$385,505
Common shares outstanding	17,818,145	17,984,105	18,265,535	18,520,825	18,939,280
Tangible book value per share	$21.65	$21.20	$20.77	$20.66	$20.35
Book value per share	$23.18	$22.74	$22.29	$22.19	$21.87
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
	(Dollars in thousands)
Tangible equity(1)	$385,822	$381,334	$379,322	$382,686	$385,505
Total assets	3,655,309	3,476,178	3,457,737	3,413,099	3,353,959
Less: goodwill, core deposit intangibles, net of taxes	27,246	27,562	27,908	28,284	28,690
Total tangible assets(2)	$3,628,063	$3,448,616	$3,429,829	$3,384,815	$3,325,269
Tangible equity to tangible assets	10.63%	11.06%	11.06%	11.31%	11.59%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans (excluding net deferred loan fees) and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Total gross loans receivable (GAAP)	$2,508,477	$2,705,186	$2,661,019	$2,632,730	$2,587,816
Less: acquired loans	206,937	214,046	223,101	236,389	253,695
Adjusted loans (non-GAAP)	$2,301,540	$2,491,140	$2,437,918	$2,396,341	$2,334,121

Allowance for loan losses (GAAP)	$21,314	$21,429	$24,416	$21,419	$20,932
Less: allowance for loan losses on acquired loans	194	201	201	199	295
Adjusted allowance for loan losses	$21,120	$21,228	$24,215	$21,220	$20,637
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	0.92%	0.85%	0.99%	0.89%	0.88%